EXHIBIT 99.1

LHC Group and Baptist Medical Center South Announce Home Health Joint Venture

Company Also Completes Acquisition of Idaho Home Health and Hospice

LAFAYETTE, La., July 1, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice, announced today that it has entered into a home health joint venture with The Health Care Authority for Baptist Health, an Affiliate of UAB Health System ("Baptist Health"), and Baptist Medical Center South to provide home health services in Montgomery, Alabama, and the surrounding area.

The primary service area of this joint venture spans eight counties in Alabama, a Certificate of Need (CON) state. The estimated population of the service area is approximately 435,000, with almost 13% over the age of 65. Annual net revenue for the Montgomery, Alabama, agency in 2009 was approximately $2.3 million. This joint venture is not expected to add materially to LHC Group's earnings in 2010.

Since its founding in 1963, Baptist Medical Center South has grown to become Montgomery's largest healthcare facility, offering unsurpassed specialty services and treatment. Through advanced technology, professional expertise and an exceptional level of personalized care, Baptist Medical Center South is the comprehensive resource for family healthcare in central Alabama. Known for its outstanding cardiovascular, orthopedic, neurology and surgical services, Baptist Medical Center South is home to skilled and dedicated physicians, nurses and staff. Fully accredited by The Joint Commission (TJC), this licensed 454-bed, faith-based medical center is committed to meeting the healthcare needs of central Alabama with care and compassion.

In commenting on the joint venture, Russell Tyner, President and Chief Executive Officer of Baptist Health, said, "Baptist Medical Center South is excited about the opportunity to partner with LHC Group in fulfilling its mission of providing high-quality healthcare services to patients in central Alabama. LHC Group has significant experience in providing home health services, and we are confident that this partnership will help to expand the availability of home health services, with a seamless transition and without interruption of services to our patients."

Keith G. Myers, Chief Executive Officer of LHC Group, added, "We are very excited about the opportunity to partner with Baptist Medical Center South. We enter this new relationship knowing we have a strong partner who shares our commitment to provide high-quality, compassionate healthcare. Together, our organizations will provide the residents of central Alabama with the highest quality of home health services."

LHC Group also announced today the completion of its previously announced acquisition of Idaho Home Health and Hospice. Founded in 1977, Idaho Home Health and Hospice is a Joint Commission Accredited home health and hospice provider which currently serves 28 counties through 9 locations in the state of Idaho. Idaho Home Health and Hospice, headquartered in Twin Falls, Idaho, currently has a service area with an estimated total population of 1.1 million, and almost 11% over the age of 65.  Idaho Home Health and Hospice had annual net revenue for 2009 of approximately $9.2 million. The transaction is not anticipated to add materially to LHC Group's earnings in 2010.

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com